As filed with the Securities and Exchange Commission on September 21, 2016

Registration No. 333-197011

Registration No. 333-209605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER THE

SECURITIES ACT OF 1933

IMPRIVATA, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3560178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Maguire Road Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

Imprivata, Inc. 2014 Stock Option and Incentive Plan

Imprivata, Inc. 2014 Employee Stock Purchase Plan

Imprivata, Inc. Amended and Restated 2002 Stock Option and Incentive Plan

(Full Title of the Plans)

John Milton, Esq.

Vice President, General Counsel

Imprivata, Inc.

10 Maguire Road

Lexington, Massachusetts 02421

(781) 674-2700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                Accelerated filer  ☒

            Non-accelerated filer  ☐            Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Imprivata, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-209605	February 19, 2016	Imprivata, Inc. 2014 Stock Option and Incentive Plan	2,442,692
		Imprivata, Inc. 2014 Employee Stock Purchase Plan	488,537
333-197011	June 25, 2014	Imprivata, Inc. Amended and Restated 2002 Stock Option and Incentive Plan	3,637,640
		Imprivata, Inc. 2014 Stock Option and Incentive Plan	2,466,434
		Imprivata, Inc. 2014 Employee Stock Purchase Plan	448,000

On September 16, 2016, pursuant to an Agreement and Plan of Merger, dated as of July 13, 2016, by and among the Company, Imprivata Intermediate Holdings, Inc., a Delaware corporation (formerly Project Brady Holdings, LLC, a Delaware limited liability company) (“Parent”) and Project Brady Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lexington, Commonwealth of Massachusetts, on this 21st of September, 2016.

IMPRIVATA, INC.

By:	/s/ Jeff Kalowski
Name: Jeff Kalowski Title: Chief Financial Officer, Principal Financial Officer and Duly Authorized Signatory

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.